IMAX Corporation

Exhibit 99.1

IMAX CORPORATION

2525 Speakman Drive

Mississauga, Ontario, Canada L5K 1B1

Tel: (905) 403-6500 Fax: (905) 403-6450 www.imax.com

IMAX CORPORATION REPORTS FIRST-QUARTER 2017 RESULTS

HIGHLIGHTS

•	Year-to-date backlog through April 20th up 52% vs. prior year comparable period to a record 589 theaters

•	Year-to-date signings through April 20th of 104 new systems vs. 37 new systems in the year-ago period, representing a 181% increase

•	Extended Disney blockbuster slate deal through 2019 that includes live-action and animated tent-pole releases from Disney, Walt Disney Animation Studios, Pixar, Marvel and LucasFilm

•	Announced first-ever virtual reality Hollywood content deal with Warner Bros. Home Entertainment to develop three cutting-edge VR experiences based on highly anticipated films, including Justice League and Aquaman

•	Agreed with exhibitor partners to open multiple additional pilot VR centres by the end of 2017 in locations including New York; Manchester, UK; Shanghai; and Japan

•	IMAX kicks off blockbuster season with Fate of the Furious, which delivered $30 million opening weekend globally, including the biggest opening weekend ever in China

•	IMAX increases full-year 2017 installation guidance to approximately 160 new theater systems from 150 – 155 theater systems

NEW YORK – Apr. 20, 2017 – IMAX Corporation (NYSE:IMAX) today reported first-quarter 2017 revenue of $68.7 million and net income attributable to common shareholders of $0.1 million, or $nil per diluted share. Adjusted net income attributable to common shareholders for the first quarter was $0.06 per diluted share, inclusive of a $0.02 per diluted share asset impairment charge related to a write-down on a documentary title within the film distribution business. For reconciliations of reported results to non-GAAP financial results, and for the definition and reconciliation of Adjusted EBITDA as calculated in accordance with the Company’s credit facility, please see the end of this press release.

“Building on our record signings in 2016, our momentum in the first four months of 2017 has continued at an extremely strong pace. Not only have we witnessed record signings to date, we have also seen exceptional box office performance from titles such as The Fate of the Furious, which did $30 million in its opening weekend in IMAX and broke numerous box office records including our biggest opening weekend ever in China” said IMAX CEO Richard L Gelfond. “We closed the first quarter with a 30-theatre deal with Bona and just recently announced a 40-theatre deal with Omnijoi and a 25-theatre deal with AMC-Odeon, bringing our year-to-date signings to a record 104 new theaters. Not only do these deals demonstrate our partners’ continued optimism in the IMAX business, they also underscore the global diversity of our future expansion. For instance, the Odeon deal has strategic significance to us on several fronts: it opens up markets in Western Europe such as Germany, Italy and Spain and significantly increases the Company’s exposure to Scandinavia, which historically has generated above-average box office per screen. These types of agreements are also important as they help facilitate increased awareness in underpenetrated markets, which ultimately drives exhibitor demand for additional IMAX theaters.”

First-Quarter 2017 Results

Network Update:

During the quarter, the Company installed 15 theaters, of which 14 were for new theatre locations and one was an upgrade. The total IMAX theatre network consisted of 1,226 systems as of March 31, 2017, of which 1,121 were in commercial multiplexes. There were 524 theaters in backlog as of March 31, 2017, up 35% from the 388 in backlog as of Mar. 31, 2016. Year to date, as of April 20, 2017, there were 589 theaters in backlog, up 52% from the year-ago period.

Continuing the Company’s record signings momentum from 2016, IMAX signed contracts for 39 theaters in the first quarter of 2017, headlined by a 30-theatre agreement with Bona Film Group, a leading film distributor and vertically integrated film production company in China. Year to date, the Company has signed contracts for 104 new theatre systems. On April 11 the Company announced a 25-theatre agreement with Odeon Cinemas Group including its Nordic Cinema Group subsidiary, both wholly owned by AMC (NYSE:AMC), and the largest cinema operators in Europe. On April 18 the Company also announced a 40-theatre agreement with Omnijoi Cinemas, the third-largest IMAX exhibitor partner in China, and the fifth-largest globally. For a breakdown of theatre system signings, installations, network and backlog by type for the first quarter of 2017, please see the end of this press release.

“In addition to significantly expanding our network and backlog, we are beginning to execute against several new promising business initiatives.” CEO Richard L. Gelfond continued. “We launched our flagship IMAX VR Centre in Los Angeles, announced our first-ever Hollywood VR slate deal with Warner Bros., and kicked off production with Marvel and ABC Studios on Marvel’s Inhumans, which will debut exclusively in IMAX theaters in early September. We’re encouraged by the progress we’re seeing across these fronts and believe 2017 will serve as a key inflection point for IMAX as our business expands beyond box office.”

Box Office Update:

Gross box office from IMAX DMR® titles was $212.1 million in the first quarter of 2017, compared with $272.0 million in the prior-year period. The average global DMR box office per-screen average in the first quarter of 2017 was $189,300, compared with $284,400 in same period last year. The first-quarter 2016 film slate comparisons included Star Wars: The Force Awakens carryover, Batman v Superman and Deadpool. Other upcoming tent-pole film releases include Guardians of the Galaxy Vol. 2, Transformers: The Last Knight, Spider-Man: Homecoming and Dunkirk.

First-Quarter Segment Results

Network Business

•	Network business revenue was $39.3 million in the quarter, compared with $52.3 million in the prior-year period.

•

IMAX DMR revenues were $23.4 million in the first quarter of 2017, compared with $29.8 million in the first quarter of 2016. Gross margin for the IMAX DMR segment was 74.6%, compared to 76.6% in the prior-year comparative period, primarily a result of lower box office performance and higher costs, including marketing, print and sound.

•	Revenue from joint revenue-sharing arrangements was $15.2 million in the quarter, compared with $21.3 million in the prior-year comparative period.

•	Gross margin for joint revenue-sharing arrangements was 67.3%, compared to 82.0% in the prior-year comparative period, reflecting lower box office performance.

•	During the quarter, the Company installed eight new theaters under full joint revenue-sharing arrangements, compared with one in the first quarter of 2016.

Theater Business

•	Theater business segment revenue was $23.2 million in the quarter, compared with $35.1 million in the prior-year comparative period.

•

Revenue from IMAX system sales and sales-type leases was $6.9 million in the first quarter of 2017, compared with $18.0 million in the first quarter of 2016. The Company recognized one upgrade under a sales arrangement in the most recent quarter, compared to nine in the same period last year. The Company also installed five full theatre systems under sales and sales-type lease arrangements in the first quarter of 2017 and 2016, respectively.

•

The Company’s margins on full, new sales and sales-type leases were 66.0% compared with 68.2% in the year-ago period, primarily a result of lower margins from the installation of laser-based digital systems.

•	The Company also installed one hybrid joint revenue sharing agreement in the most recent quarter, compared with four in 2016.

Gross margin across all segments in the first quarter of 2017 was 52.1%, compared with 56.6% in the first quarter of 2016, mainly due to lower box office performance and the $3.4 million write-down in our film distribution business. Excluding the write-down, consolidated gross margin would have been 57.1% in the first quarter. Operating expenses (which include SG&A and R&D, and exclude stock-based compensation) were $30.0 million in the quarter, compared with $26.7 million in the first quarter of 2016, and consistent with guidance disclosed on the Q4 2016 call.

Supplemental Materials

For more information about our results, please refer to the IMAX Investor Relations website located at www.imax.com/content/investor-relations

Investor Relations Website and Social Media

On a weekly basis, the Company posts quarter-to-date box office results on the IMAX Investor Relations website located at www.imax.com/content/investor-relations. The Company expects to provide such updates on Friday of each week, although the Company may change this timing without notice. Results will be displayed with a one week lag. In addition, the Company maintains a Twitter account: @IMAX_Investors. The Company intends to use Twitter to disclose the box office information, as well as other information that may be of interest to the Company’s investor community.

The information posted on the Company’s website and/or via its Twitter account may be deemed material to investors. Accordingly, investors, media and others interested in the Company should monitor the Company’s website and its Twitter account in addition to the Company’s press releases, SEC filings and public conference calls and webcasts.

Conference Call

The Company will host a conference call today at 8:30AM ET to discuss its first-quarter 2017 financial results. To access the call via telephone, interested parties in the US and Canada should dial (800) 274-0251 approximately 5 to 10 minutes before the call begins. Other international callers should dial (416) 642-5209. The conference ID for the call is 7006877. A replay of the call will be available via webcast www.imax.com/content/investor-relations or via telephone by dialing (888) 203-1112 (US and Canada), or (647) 436-0148 (international). The Conference ID for the telephone replay is 7006877.

About IMAX Corporation

IMAX, an innovator in entertainment technology, combines proprietary software, architecture and equipment to create experiences that take you beyond the edge of your seat to a world you’ve never imagined. Top filmmakers and studios are utilizing IMAX theaters to connect with audiences in extraordinary ways, and, as such, IMAX’s network is among the most important and successful theatrical distribution platforms for major event films around the globe.

IMAX is headquartered in New York, Toronto and Los Angeles, with offices in London, Tokyo, Shanghai and Beijing. As of Mar 31, 2017, there were 1,226 IMAX theaters (1,121 commercial multiplexes, 14 commercial destinations and 91 institutions) in 75 countries. On Oct. 8, 2015, shares of IMAX China, a subsidiary of IMAX Corp., began trading on the Hong Kong Stock Exchange under the stock code “HK.1970.”

###

This press release contains forward looking statements that are based on IMAX management’s assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Important factors that could affect these statements include, but are not limited to, references to future capital expenditures (including the amount and nature thereof), business and technology strategies and measures to implement strategies, competitive strengths, goals, expansion and growth of business, operations and technology, plans and references to the future success of IMAX Corporation together with its consolidated subsidiaries (the “Company”) and expectations regarding the Company’s future operating, financial and technological results. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with the expectations and predictions of the Company is subject to a number of risks and uncertainties, including, but not limited to, risks associated with investments and operations in foreign jurisdictions and any future international expansion, including those related to economic, political and regulatory policies of local governments and laws and policies of the United States and Canada; risks related to the Company’s growth and operations in China; the signing of theater system agreements; conditions, changes and developments in the commercial exhibition industry; risks related to currency fluctuations; the performance of IMAX DMR films; the potential impact of increased competition in the markets within which the Company operates; competitive actions by other companies; the failure to respond to change and advancements in digital technology; the Company’s largest customer accounting for a significant portion of the Company’s revenue and backlog; risks related to new business initiatives; conditions in the in-home and out-of-home entertainment industries; the opportunities (or lack thereof) that may be presented to and pursued by the Company; risks related to cyber-security; risks related to the Company’s inability to protect its intellectual property; risks related to the Company’s implementation of a new enterprise resource planning system; general economic, market or business conditions; the failure to convert theater system backlog into revenue; changes in laws or regulations; and other factors, many of which are beyond the control of the Company. These factors, other risks and uncertainties and financial details are discussed in IMAX’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

For additional information please contact:

Investors:

IMAX Corporation, New York

Jessica Kourakos

212-821-0100

jkourakos@imax.com

Michael Mougias

212-821-0187

mmougias@imax.com

Business Media:

Sloane & Company, New York

Whit Clay

212-446-1864

wclay@sloanepr.com

Media:

IMAX Corporation, New York

Ann Sommerlath

212-821-0155

asommerlath@imax.com

Entertainment Media:

Principal Communications Group, Los Angeles

Melissa Zuckerman/Paul Pflug

323-658-1555

melissa@pcommgroup.com

paul@pcommgroup.com

Additional Information

Signings and Installations

March 31, 2017

	Three Months Ended March 31,
Theater Signings:	2017		2016

Full new sales and sales-type lease arrangements	36		28
New joint revenue sharing arrangements	2		7

Total new theaters	38		35
Upgrades of IMAX theater systems	1		1

Total Theater Signings	39		36

	Three Months Ended March 31,
Theater Installations:	2017		2016

Full new sales and sales-type lease arrangements	5		5
New joint revenue sharing arrangements	9		5

Total new theaters	14		10
Upgrades of IMAX theater systems	1	(1)	9	(1)(2)

Total Theater Installations	15		19

	As of March 31,
Theater Backlogs:	2017		2016

New sales and sales-type lease arrangements	176		174
New joint revenue sharing arrangements
Hybrid arrangements	93		119
Traditional arrangements	255		95

Total new theaters	524	(3)	388	(4)

	As of March 31,
Theater Network:	2017		2016

Commercial Multiplex Theaters:
Sales and sales-type lease arrangements	472		418
Joint revenue sharing arrangements	649		534

Total Commercial Multiplex Theaters	1,121		952
Commercial Destination Theaters	14		17
Institutional Theaters	91		97

Total Theater Installations	1,226		1,066

(1)	Includes one installation of an upgrade to a laser-based digital system under sales arrangement (2016 – eight laser-based digital systems under sales and sales-type lease arrangements).
(2)	Includes one installation of an upgrade to a xenon-based digital system under sales arrangement.
(3)	Includes 21 laser-based digital theater system configurations, including three upgrades. The Company continues to develop and roll out its laser-based digital projection system.
(4)	Includes 21 laser-based digital theater system configurations, including six upgrades (one xenon configuration and five laser configurations).

IMAX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(n thousands of U.S. dollars, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2017	2016
Revenues
Equipment and product sales	$11,544	$23,740
Services	38,844	44,273
Rentals	15,857	21,779
Finance income	2,412	2,336

	68,657	92,128

Costs and expenses applicable to revenues
Equipment and product sales	7,464	17,791
Services	19,814	17,596
Rentals	5,608	4,565

	32,886	39,952

Gross margin	35,771	52,176
Selling, general and administrative expenses	30,941	28,919
(including share-based compensation expense of $5.3 million for the three months ended March 31, 2017 (2016 — expense of $5.9 million))
Research and development	4,334	3,708
Amortization of intangibles	602	491
Receivable provisions, net of recoveries	185	126

(Loss) income from operations	(291)	18,932
Interest income	228	467
Interest expense	(455)	(398)

(Loss) income from operations before income taxes	(518)	19,001
Provision for income taxes	(114)	(4,608)
Loss from equity-accounted investments, net of tax	(255)	(441)

Net (loss) income	(887)	13,952
Less: net income attributable to non-controlling interests(1)	962	(2,650)

Net income attributable to common shareholders	$75	$11,302

Net income per share attributable to common shareholders – basic & diluted:
Net income per share – basic	$–	$0.16

Net income per share – diluted	$–	$0.16

Weighted average number of shares outstanding (000’s):
Basic	66,363	69,379
Fully Diluted	67,180	70,120

Additional Disclosure:
Depreciation and amortization(2)	$12,088	$10,438

(1)	For the three months ended March 31, 2017, includes an adjustment of $1.9 million related to the Documentary Film Fund’s non-controlling shareholder’s portion of the impairment
(2)	Includes $0.1 million of amortization of deferred financing costs charged to interest expense for the three months ended March 31, 2017 (2016 – $0.1 million)

IMAX CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars)

(Unaudited)

	March 31,	December 31,
	2017	2016
Assets
Cash and cash equivalents	$190,481	$204,759
Accounts receivable, net of allowance for doubtful accounts of $1,282 (December 31, 2016 — $1,250)	96,113	96,349
Financing receivables	120,490	122,125
Inventories	45,433	42,121
Prepaid expenses	8,047	6,626
Film assets	13,413	16,522
Property, plant and equipment	248,228	245,415
Other assets	19,660	33,195
Deferred income taxes	29,491	20,779
Other intangible assets	31,106	30,416
Goodwill	39,027	39,027

Total assets	$841,489	$857,334

Liabilities
Bank indebtedness	$26,826	$27,316
Accounts payable	13,935	19,990
Accrued and other liabilities	75,424	93,208
Deferred revenue	100,901	90,266

Total liabilities	217,086	230,780

Commitments and contingencies

Non-controlling interests	2,555	4,980

Shareholders’ equity
Capital stock common shares — no par value. Authorized — unlimited number.
66,596,784 issued and 66,573,078 outstanding (December 31, 2016 — 66,224,467 issued and 66,159,902 outstanding)	455,838	439,213
Less: Treasury stock, 23,706 shares at cost (December 31, 2016 — 64,565)	(779)	(1,939)
Other equity	165,670	177,304
Accumulated deficit	(55,605)	(47,366)
Accumulated other comprehensive loss	(4,447)	(5,200)

Total shareholders’ equity attributable to common shareholders	560,677	562,012
Non-controlling interests	61,171	59,562

Total shareholders’ equity	621,848	621,574

Total liabilities and shareholders’ equity	$841,489	$857,334

IMAX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of U.S. dollars)

(Unaudited)

	Three Months Ended March 31,
	2017	2016
Cash provided by (used in):
Operating Activities
Net (loss) income	$(887)	$13,952
Adjustments to reconcile net (loss) income to cash from operations:
Depreciation and amortization	12,088	10,438
Write-downs, net of recoveries	4,010	648
Change in deferred income taxes	(958)	(185)
Stock and other non-cash compensation	5,660	6,002
Unrealized foreign currency exchange gain	(171)	(557)
Loss from equity-accounted investments	156	818
Loss (gain) on non-cash contribution to equity-accounted investees	99	(377)
Investment in film assets	(3,334)	(3,919)
Changes in other non-cash operating assets and liabilities	(17,280)	(21,783)

Net cash (used in) provided by operating activities	(617)	5,037

Investing Activities
Purchase of property, plant and equipment	(4,068)	(4,585)
Investment in joint revenue sharing equipment	(7,547)	(3,988)
Investment in new business ventures	(1,000)	–
Acquisition of other intangible assets	(1,591)	(770)

Net cash used in investing activities	(14,206)	(9,343)

Financing Activities
Repayment of bank indebtedness	(500)	(500)
Settlement of restricted share units and options	(11,158)	(5,849)
Common shares issued – stock options exercised	13,082	740
Treasury stock purchased for future settlement of restricted share units	(779)	–
Taxes withheld and paid on employee stock awards vested	(146)	(73)
Repurchase of common shares	–	(44,618)
Taxes paid on secondary sale and repatriation dividend	–	(2,991)

Net cash provided by (used in) financing activities	499	(53,291)

Effects of exchange rate changes on cash	46	(100)

Decrease in cash and cash equivalents during period	(14,278)	(57,697)
Cash and cash equivalents, beginning of period	204,759	317,449

Cash and cash equivalents, end of period	$190,481	$259,752

IMAX CORPORATION

SELECTED FINANCIAL DATA

In accordance with United States Generally Accepted Accounting Principles

(in thousands of U.S. dollars)

The Company has four primary groups identified by nature of product sold or service provided: (1) Network Business, representing variable revenue generated by box-office results and which includes the reportable segments of IMAX DMR and contingent rent from the JRSAs and IMAX systems segments; (2) Theater Business, representing revenue generated by the sale and installation of theater systems and maintenance services, primarily related to the IMAX Systems and Theater System Maintenance reportable segments, and also includes fixed hybrid revenues and upfront installation costs from the JRSA segment and after-market sales of projection system parts and 3D glasses from the other segment; (3) New Business, which includes content licensing and distribution fees associated with the Company’s original content investments, virtual reality initiatives, IMAX Home Entertainment, and other business initiatives that are in the development and/or start-up phase, and (4) Other; which includes the film post-production and distribution segments and certain IMAX theaters that the Company owns and operates, camera rentals and other miscellaneous items from the other segment.

	Three Months Ended March 31,

	2017	2016
Revenue
Network Business
IMAX DMR	$23,408	$29,805
Joint revenue sharing arrangements – contingent rent	15,233	21,315
IMAX systems – contingent rent	688	1,187

	39,329	52,307

Theater Business
IMAX systems
Sales and sales-type leases	6,942	17,999
Ongoing fees and finance income	2,585	2,675
Joint revenue sharing arrangements – fixed fees	470	2,070
Theater system maintenance	11,045	9,826
Other theater	2,165	2,487

	23,207	35,057

New Business	1,280	–

Other
Film distribution and post-production	3,584	2,770
Other	1,257	1,994

	4,841	4,764

Total	$68,657	$92,128

Gross margins
Network Business
IMAX DMR(1)	$17,467	$22,823
Joint revenue sharing arrangements – contingent rent(1)	10,250	17,487
IMAX systems – contingent rent	688	1,187

	28,405	41,497

Theater Business
IMAX systems
Sales and sales-type leases(1)	3,220	4,320
Ongoing fees and finance income	2,521	2,328
Joint revenue sharing arrangements – fixed fees(1)	88	504
Theater system maintenance	4,249	3,439
Other theater	430	(32)

	10,508	10,559

New Business	(337)	(225)

Other
Film distribution and post-production(1)	(2,663)	570
Other	(142)	(225)

	(2,805)	345

Total	$35,771	$52,176

(1)

IMAX DMR segment margins include marketing costs of $2.6 million for the three months ended March 31, 2017 (2016 - $2.3 million). Joint revenue sharing arrangements segment margins include advertising, marketing and commission costs of $0.4 million for the three months ended March 31, 2017 (2016 - $0.1 million). IMAX systems segment margins include marketing and commission costs of $0.4 million for the three months ended March 31, 2017 (2016 - $0.5 million). Film distribution and post production segment margins include a marketing recovery of $0.2 million for the three months ended March 31, 2017 (2016 – expense of $0.7 million) and an asset impairment charge of $3.4 million related to a write-down within the film distribution business.

IMAX CORPORATION

OTHER INFORMATION

(in thousands of U.S. dollars)

Non-GAAP Financial Measures:

In this release, the Company presents adjusted net income, adjusted net income per diluted share, adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per diluted share, EBITDA and adjusted EBITDA as supplemental measures of performance of the Company, which are not recognized under U.S. GAAP. The Company presents adjusted net income and adjusted net income per diluted share because it believes that they are important supplemental measures of its comparable controllable operating performance and it wants to ensure that its investors fully understand the impact of its stock-based compensation (net of any related tax impact) on net income. In addition, the Company presents adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per diluted share because it believes that they are important supplemental measures of its comparable financial results and could potentially distort the analysis of trends in business performance and it wants to ensure that its investors fully understand the impact of net income attributable to non-controlling interests and its stock-based compensation (net of any related tax impact) in determining net income attributable to common shareholders. Management uses these measures to review operating performance on a comparable basis from period to period. However, these non-GAAP measures may not be comparable to similarly titled amounts reported by other companies. Adjusted net income, adjusted net income per diluted share, adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per diluted share should be considered in addition to, and not as a substitute for, net income and net income attributable to common shareholders and other measures of financial performance reported in accordance with U.S. GAAP.

The Company is required to maintain a minimum level of “EBITDA”, as such term is defined in the Company’s credit agreement (and which is referred to herein as “Adjusted EBITDA”, as the credit agreement includes additional adjustments beyond interest, taxes, depreciation and amortization). EBITDA and Adjusted EBITDA (each as defined below) should not be construed as substitutes for net income or as better measures of liquidity as determined in accordance with U.S. GAAP. The Company believes that EBITDA and Adjusted EBITDA are relevant and useful information widely used by analysts, investors and other interested parties in the Company’s industry.

(In thousands of U.S. Dollars)	For the 3 months ended March 31, 2017	For the 12 months ended March 31, 2017(1)
Net (loss) income	$(887)	$26,256
Add (subtract):
Provision for income taxes	114	12,608
Interest expense, net of interest income	227	611
Depreciation and amortization, including film asset amortization	11,957	47,613

EBITDA	$11,411	$87,088
Write-downs, net of recoveries including asset impairments and receivable provisions	4,010	9,302
Loss from equity accounted investments	255	2,135
Stock and other non-cash compensation	5,660	28,579

Adjusted EBITDA before non-controlling interests	21,336	127,104
Adjusted EBITDA attributable to non-controlling interests(2)	(2,845)	(18,211)

Adjusted EBITDA attributable to common shareholders	$18,491	$108,893

Adjusted revenues attributable to common shareholders(3)	$62,749	$318,355

Adjusted EBITDA margin	29.5%	34.2%

(1)	Ratio of funded debt calculated using twelve months ended Adjusted EBITDA.
(2)	The Adjusted EBITDA calculation specified for purpose of the minimum Adjusted EBITDA covenant excludes the reduction in Adjusted EBITDA from the Company’s non-controlling interests.

(3)	3 months ended March 31, 2017		12 months ended March 31, 2017
Total revenues		$68,657		$353,863
Greater China revenues	$18,590		$112,183
Non-controlling interest ownership percentage(4)	31.78%		31.65%

Deduction for non-controlling interest share of revenues		(5,908)		(35,508)

Adjusted revenues attributable to common shareholders		$62,749		$318,355

(4) Weighted average ownership percentage for change in non-controlling interest share

IMAX CORPORATION

OTHER INFORMATION

(in thousands of U.S. dollars)

Adjusted Net Income and Adjusted Diluted Per Share Calculations – Quarter Ended March 31, 2017 vs. 2016:

The Company reported a net loss of $0.9 million, or a loss of $0.01 per basic and diluted share for the first quarter of 2017, as compared to net income of $14.0 million or $0.20 per basic share and diluted share for the first quarter of 2016. Net income for the first quarter of 2017 includes a $5.3 million charge or $0.08 per diluted share (2016 — $5.9 million or $0.09 per diluted share) for stock-based compensation. Adjusted net income, which consists of net income excluding the impact of stock-based compensation and the related tax impact, was $3.0 million or $0.05 per diluted share for the first quarter of 2017, as compared to adjusted net income of $18.0 million or $0.26 per diluted share for the first quarter of 2016. The Company reported net income attributable to common shareholders of $0.1 million, or $nil per basic and diluted share for the first quarter of 2017 (2016 — $11.3 million, or $0.16 per basic and diluted share). Adjusted net income attributable to common shareholders, which consists of net income attributable to common shareholders excluding the impact of stock-based compensation and the related tax impact, was $3.9 million or $0.06 per diluted share for the first quarter of 2017, as compared to adjusted net income attributable to common shareholders of $15.3 million or $0.22 per diluted share for the first quarter of 2016. A reconciliation of net income and net income attributable to common shareholders, the most directly comparable U.S. GAAP measure, to adjusted net income, adjusted net income per diluted share, adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per diluted share is presented in the table below:

	Quarter Ended March 31,
(In thousands of U.S. dollars, except per share amounts)	2017		2016
	Net Income	Diluted EPS	Net Income	Diluted EPS
Reported net (loss) income	$(887)	$(0.01)	$13,952	$0.20
Adjustments:
Stock-based compensation	5,264	0.08	5,873	0.09
Tax impact on items listed above	(1,341)	(0.02)	(1,800)	(0.03)

Adjusted net income	3,036	0.05	18,025	0.26
Net loss (income) attributable to non-controlling interests	962	0.01	(2,650)	(0.04)
Stock-based compensation (net of tax of less than
$0.1 million and less than $0.1 million, respectively) attributable to non-controlling interests	(128)	–	(125)	–

Adjusted net income attributable to common shareholders	$3,870	$0.06	$15,250	$0.22

Weighted average diluted shares outstanding		67,180		70,120

Free Cash Flow:

Free cash flow is defined as cash provided by operating activities minus cash used in investing activities (from the consolidated statements of cash flows). Cash provided by operating activities consist of net income, plus depreciation and amortization, plus the change in deferred income taxes, plus other non-cash items, plus changes in working capital, less investment in film assets, plus other changes in operating assets and liabilities. Cash used in investing activities includes capital expenditures, acquisitions and other cash used in investing activities. Management views free cash flow, a non-GAAP measure, as a measure of the Company’s after-tax cash flow available to reduce debt, add to cash balances, and fund other financing activities. Free cash flow does not represent residual cash flow available for discretionary expenditures. A reconciliation of cash provided by operating activities to free cash flow is presented in the table below:

For the Three months ended March 31, 2017
(In thousands of U.S. Dollars)
Net cash used in operating activities	$(617)
Net cash used in investing activities	(14,206)

Net cash flow	$(14,823)